EX-99.4.a

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is adopted as of this 11th day of  June, 2021 by and among:  (i) DFA Investment Dimensions Group Inc. (the “Target Entity”), separately, on behalf of its respective series identified on Exhibit A hereto (each a “Target Portfolio”); and (ii) Dimensional ETF Trust (the “Acquiring Entity”), separately, on behalf of its respective series identified on Exhibit A hereto (each an “Acquiring Portfolio”).
WHEREAS, the parties hereto intend for each Acquiring Portfolio and the corresponding Target Portfolio (as set forth in Exhibit A hereto) to enter into a transaction pursuant to which: (i) the Acquiring Portfolio will acquire the Assets and Liabilities (as each such term is defined in Section 1.2) of the Target Portfolio in exchange for shares of the corresponding Acquiring Portfolio of equal value to the net assets of the Target Portfolio being acquired, and (ii) the Target Portfolio will distribute such shares of the Acquiring Portfolio to shareholders of the Target Portfolio, in connection with the liquidation of the Target Portfolio, all upon the terms and conditions hereinafter set forth in this Agreement (each such transaction, a “Reorganization” and collectively, the “Reorganizations”).  Each Acquiring Portfolio is, and will be immediately prior to Closing (defined in Section 3.1), a shell series, without assets (other than seed capital) or liabilities, created for the purpose of acquiring the Assets and Liabilities (each as defined in Section 1.2) of the Target Portfolio;
WHEREAS, each Target Entity and each Acquiring Entity is an open-end, registered investment company of the management type; and
WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization and liquidation with respect to each Reorganization within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (“Code”).
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:
1.	DESCRIPTION OF THE REORGANIZATIONS
1.1. It is the intention of the parties hereto that each Reorganization described herein shall be conducted separately of the others, and a party that is not a party to a Reorganization shall incur no obligations, duties or liabilities with respect to such Reorganization by reason of being a party to this Agreement. If any one or more Reorganizations should fail to be consummated, such failure shall not affect the other Reorganizations in any way.
1.2. Provided that all conditions precedent to a Reorganization set forth herein have been satisfied or, to the extent legally permissible, waived as of the Closing Time (defined in Section 3.1), and based on the representations and warranties each party provides to the others, each Target Entity and its corresponding Acquiring Entity agree to take the following steps with respect to their Reorganization(s), the parties to which are set forth in Exhibit A:

(a) The Target Portfolio shall transfer all of its Assets, as defined and set forth in Section 1.2(b), to the Acquiring Portfolio, and the Acquiring Portfolio in exchange therefor shall assume the Liabilities, as defined and set forth in Section 1.2(c), and deliver to the Target Portfolio the number of Acquiring Portfolio shares, plus cash in lieu of fractional shares, all as determined in the manner set forth in Section 2.
(b) The assets of the Target Portfolio to be transferred to the Acquiring Portfolio shall consist of all property, goodwill, and assets of every description and all interests, rights, privileges and powers of the Target Portfolio that are shown as an asset on the books and records of the Target Portfolio as of the Closing Time. The Assets of the Target Portfolio shall be delivered to the Acquiring Portfolio free and clear of all liens, encumbrances, hypothecations and claims whatsoever, and there shall be no restrictions on the full transfer thereof.
(c) The Acquiring Portfolio shall assume and pay when due all obligations and liabilities of the Target Portfolio, existing on or after the Closing Date, whether absolute, accrued, contingent or otherwise (collectively, the “Liabilities”), and such Liabilities shall become the obligations and liabilities of the Acquiring Portfolio.  The Target Portfolio will use its reasonable best efforts to discharge all known Liabilities prior to or at the Valuation Date (as defined in Section 2.1(a)) to the extent permissible and consistent with its own investment objectives and policies.  The Assets minus the Liabilities of a Target Portfolio shall be referred to herein as the Target Portfolio’s “Net Assets.”
(d) As soon as is reasonably practicable after the Closing, the Target Portfolio will distribute to its shareholders of record (“Target Portfolio Shareholders”) the shares of the Acquiring Portfolio received by the Target Portfolio pursuant to Section 1.2(a), as set forth in Exhibit A, on a pro rata basis, and without further notice the outstanding shares of the Target Portfolio will be redeemed and cancelled as permitted by its Governing Documents (as defined in Section 4.1) and applicable law, and the Target Portfolio will as promptly as practicable completely liquidate and dissolve as permitted by its Governing Documents and applicable law.  Such distribution to the Target Portfolio Shareholders and liquidation of  the Target Portfolio will be accomplished by the transfer of the Acquiring Portfolio’s shares then credited to the account of the Target Portfolio on the books of the Acquiring Portfolio to open accounts on the share records of the Acquiring Portfolio in the names of the Target Portfolio Shareholders.  The aggregate net asset value of the Acquiring Portfolio’s shares to be so credited to the corresponding Target Portfolio Shareholders shall be equal to the aggregate net asset value of the corresponding Target Portfolio’s shares owned by the Target Portfolio Shareholders on the Valuation Date, plus cash in lieu of fractional shares.  The Acquiring Portfolio shall not issue certificates representing shares in connection with such exchange.
(e) Ownership of the Acquiring Portfolio’s shares will be shown on its books, as such are maintained by the Acquiring Portfolio’s transfer agent.
(f) Beginning at least fifteen (15) business days prior to the Valuation Date, the Target Portfolio will provide the Acquiring Portfolio with a daily schedule of the Assets then held by the Target Portfolio. At least ten (10) business days prior to the Valuation Date,  Dimensional, on behalf of the Acquiring Portfolio, will advise the Target Portfolio of any investments of the Target Portfolio shown on the Target Portfolio’s schedule of Assets that the Acquiring Portfolio would not be permitted to hold (i) under its investment restrictions; (ii) under applicable law; or (iii) because the transfer of such investments would result in material operational or administrative difficulties (including relating to valuation matters) to the Acquiring Portfolio in connection with facilitating the orderly transition of the Target Portfolio’s Assets to the Acquiring Portfolio.  Under such circumstances, to the extent practicable, the Target Portfolio will, if requested by the Acquiring Portfolio and, to the extent permissible and consistent with its own investment objectives and policies and the fiduciary duties of the investment adviser responsible for the portfolio management of the Target Portfolio, dispose of such investments prior to the Valuation Date.  Notwithstanding the foregoing, nothing herein will permit or require the Target Portfolio to dispose of any Assets, if, in the reasonable judgment of the Target Entity’s board of directors or the Target Portfolio’s investment adviser, such disposition would adversely affect the tax-free nature of the Reorganization for U.S. federal income tax purposes, or would adversely affect the Target Portfolio’s status as a “regulated investment company” under the Code or would otherwise not be in the best interests of the Target Portfolio.
(g) Any transfer taxes payable upon issuance of the Acquiring Portfolio’s shares in a name other than the registered holder of the Target Portfolio’s shares on the books and records of the Target Portfolio as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom the Acquiring Portfolio’s shares are to be issued and transferred.
(h) Immediately after the Closing Time, the share transfer books relating to the Target Portfolio shall be closed and no transfer of shares shall thereafter be made on such books.
2.	VALUATION
2.1. With respect to each Reorganization:
(a) The value of the Target Portfolio’s Assets shall be the value of such Assets computed as of immediately after the close of regular trading on the New York Stock Exchange (“NYSE”), which shall reflect the declaration of any dividends, on the Closing Date (the “Valuation Date”), using the valuation procedures set forth in the then-current prospectus for the Target Portfolio and the valuation procedures established by the Target Entity’s board of directors.  On the Valuation Date, the Target Portfolio shall record the value of the Assets, as valued pursuant to this Section 2.1(a), on a valuation report (the “Valuation Report”) and deliver a copy of the Valuation Report to the Acquiring Portfolio by 7:00 p.m. (Eastern time) on the Valuation Date, or as soon as practicable thereafter.
(b) The net asset value per share of the Acquiring Portfolio shares issued in connection with the Reorganization shall be the net asset value per share of the Target Portfolio as of the close of business on the Valuation Date.

(c) The number of Acquiring Portfolio shares issued in exchange for the Target Portfolio’s Net Assets shall equal the number of shares of the Target Portfolio outstanding as of the Valuation Date.  All Acquiring Portfolio shares delivered to a Target Portfolio will be delivered at net asset value without the imposition of a sales load, commission, transaction fee or other similar fee.
(d) All computations of value shall be made by the Target Portfolio or its designated recordkeeping agent using the valuation procedures described in this Section 2 and shall be subject to review by the Acquiring Portfolio and/or its recordkeeping agent, and, if requested by either the Target Entity or the Acquiring Entity, by the independent registered public accountant of the requesting party.
3.	CLOSING AND CLOSING DATE
3.1. Each Reorganization shall close on June 11, 2021, or such other date as the parties may agree with respect to any or all Reorganizations (the “Closing Date”).  All acts taking place at the closing of a Reorganization (“Closing”) shall, subject to the satisfaction or waiver of the conditions in this Agreement, be deemed to take place simultaneously as of the later of 7:01 p.m. Eastern time or the finalization of the applicable Target Portfolio’s net asset value on the Closing Date of that Reorganization, unless otherwise agreed to by the parties (the “Closing Time”).  The Closing of each Reorganization shall be held in person, by facsimile, email or such other communication means as the parties may reasonably agree.  The Target Portfolio shall notify the Acquiring Portfolio of any portfolio security held by the Target Portfolio in other than book-entry form at least five (5) business days prior to the Closing Date.
3.2. With respect to each Reorganization:
(a) The Target Portfolio’s portfolio securities, investments or other assets that are represented by a certificate or other written instrument shall be transferred and delivered by the Target Portfolio as of the Closing Time to the Acquiring Portfolio’s custodian for the account of the Acquiring Portfolio duly endorsed in proper form for transfer and in such condition as to constitute good delivery thereof.  The Target Portfolio shall direct the Target Portfolio’s custodian (the “Target Custodian”) to deliver to the Acquiring Portfolio’s custodian as of the Closing Date by book entry, in accordance with the customary practices of Target Custodian and any securities depository (as defined in Rule 17f-4 under the 1940 Act), in which the Assets are deposited, the Target Portfolio’s portfolio securities and instruments so held. The Target Portfolio’s portfolio securities represented by a certificate or other written instrument shall be presented by the Target Custodian to the Acquiring Portfolio’s custodian.  Such presentation shall be made for examination no later than five (5) business days preceding the Closing Date, and such certificates and other written instruments shall be transferred and delivered by the Target Portfolio as of the Closing Time for the account of the Acquiring Portfolio duly endorsed in proper form for transfer in such condition as specified by the Acquiring Portfolio’s custodian so as to constitute good delivery thereof.  The cash to be transferred by the Target Portfolio shall be delivered to the Acquiring Portfolio’s custodian by wire transfer of federal funds or other appropriate means on the Closing Date.  If the Target Portfolio is unable to make such delivery on the Closing Date in the manner contemplated by this Section for the reason that any of such securities or other investments purchased prior to the Closing Date have not yet been delivered to the Target Portfolio or its broker, then the Acquiring Portfolio may, in its sole discretion, waive the delivery requirements of this Section with respect to said undelivered securities or other investments if the Target Portfolio has, by or on the Closing Date, delivered to the Acquiring Portfolio or its custodian executed copies of an agreement of assignment and escrow and due bills executed on behalf of said broker or brokers, together with such other documents as may be required by the Acquiring Portfolio or its custodian, such as brokers’ confirmation slips.
(b) The Target Entity shall direct the Target Custodian for the Target Portfolio to deliver, at the Closing or soon as practicable thereafter, a certificate of an authorized officer stating that (i) except as permitted by Section 3.2(a), the Assets have been delivered in proper form to the Acquiring Portfolio no later than the Closing Time on the Closing Date, and (ii) all necessary taxes in connection with the delivery of the Assets, including all applicable federal, state and foreign stock transfer stamps, if any, have been paid or provision for payment has been made.  At the Closing, or as soon as practicable thereafter, the Acquiring Entity will cause the custodian for the Acquiring Portfolio to deliver a certificate of an authorized officer acknowledging that the Acquiring Portfolio has received the Target Portfolio portfolio securities, cash and any other Assets as of the final settlement date for such transfers.
(c) At such time prior to the Closing Date as the parties mutually agree, the Target Portfolio shall provide instructions and related information to the Acquiring Portfolio or its transfer agent with respect to the Target Portfolio Shareholders, including names, addresses, dividend reinvestment elections, if any, and tax withholding status of the Target Portfolio Shareholders as of the date agreed upon (such information to be updated as of the Closing Date, as necessary).  The Acquiring Portfolio and its transfer agent shall have no obligation to inquire as to the validity, propriety or correctness of any such instruction, information or documentation, but shall, in each case, assume that such instruction, information or documentation is valid, proper, correct and complete.
(d) The Target Entity shall direct the transfer agent for a Target Portfolio (the “Target Transfer Agent”) to deliver to the Acquiring Portfolio at the Closing a certificate of an authorized officer stating that its records, as provided to the Acquiring Portfolio, contain the names and addresses of the Target Portfolio Shareholders and the number of outstanding shares owned by each such shareholder immediately prior to the Closing. The Acquiring Portfolio shall issue and deliver to the Secretary of the Target Portfolio a confirmation evidencing the Acquiring Portfolio shares to be credited on the Closing Date, or provide other evidence satisfactory to the Target Entity that such Acquiring Portfolio’s shares have been credited to the Target Portfolio Shareholders’ accounts on the books of the Acquiring Portfolio.  At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, certificates, if any, receipts or other documents as such other party or its counsel may reasonably request.

(e) In the event that on the Valuation Date or the Closing Date (i) the NYSE or another primary trading market for portfolio securities of the Target Portfolio (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (ii) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that, in the judgment of the board of trustees/directors of the Acquiring Entity or the Target Entity, or the authorized officers of such entities, accurate appraisal of the value of the net assets of the Acquiring Portfolio or the Target Portfolio, respectively, is impracticable, the Valuation Date and the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored or such later dates as may be mutually agreed in writing by an authorized officer of each party.
4.	REPRESENTATIONS AND WARRANTIES
4.1. Each Target Entity, on behalf of itself or, where applicable a Target Portfolio, represents and warrants to the corresponding Acquiring Entity and Acquiring Portfolio as follows:
(a) The Target Entity is a corporation organized under the laws of the State of Maryland, validly existing and in good standing and with power under the Target Entity’s governing documents (including bylaws), as applicable (“Governing Documents”), to own all of its Assets, to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations hereunder.  The Target Portfolio is a duly established and designated separate series of the Target Entity;
(b) The Target Entity is a registered investment company classified as a management company of the open-end type, and its registration with the U.S. Securities and Exchange Commission (the “Commission”) as an investment company under the 1940 Act, and the registration of the shares of the Target Portfolio under the Securities Act of 1933, as amended (“1933 Act”), are in full force and effect, and will be in full force and effect on the Closing Date, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of the Target Portfolio, threatened.  All issued and outstanding shares of the Target Portfolio have been offered for sale in conformity in all material respects with applicable federal and state securities laws;
(c) No consent, approval, authorization, or order of any court or governmental authority or the Financial Industry Regulatory Authority (“FINRA”) is required for the consummation by the Target Portfolio and the Target Entity of the transactions contemplated herein, except such as have been obtained or will be obtained prior to the Closing Date under the 1933 Act, the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act, state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”), each of which, as required, shall have been obtained on or prior to the Closing Date. No consent of or notice to any other third party or entity is required for the consummation by the Target Portfolio of the transactions contemplated by this Agreement;

(d) The prospectus and statement of additional information and current shareholder reports of the Target Portfolio, and each prospectus and statement of additional information and shareholder reports of the Target Portfolio used at all times during the three (3) years prior to the date of this Agreement, conform or conformed at the time of its use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading;
(e) The Target Portfolio is in compliance in all material respects with, and during the three (3) years prior to the date of this Agreement was in compliance in all material respects with, the requirements of, and the rules and regulations under, the 1933 Act, the 1934 Act and the 1940 Act, state securities laws and all other applicable federal and state laws or regulations.  The Target Portfolio is in compliance in all material respects with, and during the three (3) years prior to the date of this Agreement was in compliance in all material respects with,  its investment objectives, policies, guidelines and restrictions and compliance procedures, and the value of the Net Assets of the Target Portfolio is, and during such period was, determined using portfolio valuation methods that, in the reasonable judgment of the Target Portfolio, comply in all material respects with the requirements of the 1940 Act and the rules and regulations of the Commission thereunder and the pricing and valuation policies of the Target Portfolio and there have been no material miscalculations of the net asset value of the Target Portfolio or the net asset value per share of the Target Portfolio during the twelve (12) month period preceding the date hereof that have not been remedied or will not be remedied prior to the Closing Date in accordance with industry practice that, individually or in the aggregate, would have a material adverse effect on the Target Portfolio or its Assets, and all such calculations have been made in accordance with the applicable provisions of the 1940 Act.  All advertising and sales material used by the Target Portfolio during the twelve (12) months prior to the date of this Agreement complied in all material respects, at the time such material was used, with applicable law and the rules and regulations of the FINRA;
(f) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Portfolio, the Target Portfolio will as of the Closing Time have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets free of adverse claims, including any liens or other encumbrances, and upon delivery and payment for such Assets, the Acquiring Portfolio will acquire good and marketable title thereto, free of adverse claims and subject to no restrictions on the full transfer thereof, including, without limitation, such restrictions as might arise under the 1933 Act, provided that the Acquiring Portfolio will, as applicable, acquire assets that are segregated as collateral for the Target Portfolio’s derivative positions, including without limitation as collateral for swap positions and as margin for futures positions, subject to such segregation and liens that apply to such Assets;
(g) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Portfolio, the Target Portfolio is not engaged currently, and the execution,

delivery and performance of this Agreement will not result, in (i) a material violation of the Target Entity’s Governing Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Target Portfolio or the Target Entity is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any lien, encumbrance, penalty or additional fee under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Target Portfolio or Target Entity is a party or by which it is bound;
(h) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Portfolio, all material contracts or other commitments of the Target Portfolio (other than this Agreement and certain investment contracts, including swap agreements, options, futures and forward contracts) will terminate or be terminated with respect to the Target Portfolio without liability to the Target Portfolio or may otherwise be assigned to the Acquiring Portfolio without the payment of any fee (penalty or otherwise) or acceleration of any obligations of the Target Portfolio on or prior to the Closing Date;
(i) Except as otherwise disclosed to and accepted, in writing, by or on behalf of the Acquiring Portfolio, no litigation or administrative proceeding or investigation of or before any court, tribunal, arbitrator, governmental body, regulatory agency or FINRA is presently pending or, to the Target Portfolio’s knowledge, threatened against the Target Portfolio that, if adversely determined, would materially and adversely affect the Target Portfolio’s financial condition or the conduct of its business or the Target Portfolio’s ability to consummate the transactions contemplated by this Agreement.  The Target Portfolio and the Target Entity, without any special investigation or inquiry, know of no facts that might form the basis for the institution of such proceedings and neither the Target Entity nor the Target Portfolio is a party to or subject to the provisions of any order, decree or judgment of any court, governmental body, regulatory agency or FINRA that materially and adversely affects its business or its ability to consummate the transactions herein contemplated.  Neither the Target Entity nor the Target Portfolio is in violation of, or has violated, nor, to the knowledge of the Target Entity, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law or regulation. The Target Portfolio (i) does not have outstanding any option to purchase or other right to acquire shares of the Target Portfolio issued or granted by or on behalf of the Target Portfolio to any person; (ii) has not entered into any contract or agreement or amendment of any contract or agreement or terminated any contract or agreement, in each case material to the operation of the Target Portfolio, except as otherwise contemplated by this Agreement or as disclosed to the Acquiring Portfolio; (iii) has not incurred any indebtedness, other than in the ordinary course of business consistent with the investment objective and policies of the Target Portfolio; (iv) has not entered into any amendment of its Governing Documents that has not been disclosed to the Acquiring Portfolio; (v) does not have outstanding any grant or imposition of any lien, claim, charge or encumbrance (other than encumbrances arising in the ordinary course of business) upon any asset of the Target Portfolio other than a lien for taxes not yet due and payable; and (vi) has not entered into any agreement or made any commitment to do any of the foregoing except as disclosed to the Acquiring Portfolio;

(j) The financial statements of the Target Portfolio for the Target Portfolio’s most recently completed fiscal year have been audited by the independent registered public accounting firm identified in the Target Portfolio’s prospectus or statement of additional information included in the Target Portfolio’s registration statement on Form N-1A.  Such statements, as well as the unaudited, semi-annual financial statements for the semi-annual period next succeeding the Target Portfolio’s most recently completed fiscal year, if any, were prepared in accordance with GAAP consistently applied, and such statements (copies of which have been furnished or made available to the Acquiring Portfolio) present fairly, in all material respects, the financial condition of the Target Portfolio as of such date in accordance with GAAP, and there are no known contingent liabilities of the Target Portfolio required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date not disclosed therein.  No significant deficiency, material weakness, fraud, significant change or other factor that could significantly affect the internal controls of the Target Portfolio has been disclosed or is required to be disclosed in the Target Portfolio’s reports on Form N-CSR and, to the knowledge of the Target Portfolio, no such disclosure will be required as of the Closing Date;
(k) Since the last day of the Target Portfolio’s most recently completed fiscal year, there has not been any material adverse change in the Target Portfolio’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, except as otherwise disclosed to and accepted by the Acquiring Portfolio in writing.  For the purposes of this subparagraph, a decline in net asset value due to declines in market values of securities held by the Target Portfolio, the redemption of the Target Portfolio’s shares by shareholders of the Target Portfolio or the discharge of the Target Portfolio’s ordinary course liabilities shall not constitute a material adverse change;
(l) On the Closing Date, all material Tax Returns (as defined below) of the Target Portfolio required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof.  To the Target Portfolio’s knowledge, no such Tax Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Tax Returns; there are no levies, liens or other encumbrances on the Target Portfolio or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in the Target Portfolio financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements.  The Target Portfolio is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of distributions on and redemptions of its shares of beneficial interest and to withholding in respect of distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder. As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, excise tax and withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. “Tax Return” means reports, returns, information returns, dividend reporting forms, elections, agreements, declarations, or other documents or reports of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed or furnished or required to be furnished with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto);
(m) The Target Portfolio: (i) is not (and will not be as of the Closing Date) classified as a partnership, and instead is (and will be as of the Closing Date) classified as an association that is subject to tax as a corporation for federal tax purposes and either has elected the latter classification by filing Form 8832 with the Internal Revenue Service (the “Service”) or is a “publicly traded partnership” (as defined in Section 7704(b) of the Code) that is treated as a corporation for federal tax purposes, (ii) has elected to be a regulated investment company under Subchapter M of the Code, and (iii) is a “fund,” as defined in Section 851(g)(2) of the Code, that is treated as a separate corporation under Section 851(g)(1) of the Code.  The Target Portfolio has qualified for treatment as a regulated investment company for each taxable year since inception that has ended prior to the Closing Date and will have satisfied the requirements of Part I of Subchapter M of the Code to maintain such qualification for the period beginning on the first day of its current taxable year and ending on the Closing Date, and for each such taxable year (or portion thereof), the Target Portfolio has been eligible to compute its federal income tax under Section 852 of the Code. The Target Portfolio will satisfy the diversification requirements of Section 851(b)(3) of the Code without regard to the last sentence of Section 851(d)(1) of the Code as of the last taxable year quarter end of the Target Portfolio closing on or before the Closing Date. The Target Portfolio has not had at any time since its inception (and will not have as of the Closing Date) any material tax liability under Sections 852 or 4982 of the Code for any period ended on or before the Closing Date. The Target Portfolio has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply to the Target Portfolio;
(n) The Target Portfolio has not changed its taxable year end within the most recent 48-month period ending on the last day of the month immediately preceding the Closing Date of a Reorganization, and it does not intend to change its taxable year end prior to the Closing Date;
(o) The Target Portfolio has not undergone, has not agreed to undergo, nor is required to undergo (nor will it be required as a result of the transactions contemplated in this Agreement to undergo) a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. The Target Portfolio (including the Acquiring Portfolio as its successor) will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date;
(p) The Target Portfolio has not been notified in writing that any examinations of the Tax Returns of the Target Portfolio are currently in progress or threatened, and, to the knowledge of the Target Portfolio, no such examinations are currently in progress or threatened, and no deficiencies have been asserted or assessed against the Target Portfolio as a result of any audit by the Service or any state, local or foreign taxing authority, and, to the knowledge of the Target Portfolio, no such deficiency has been proposed or threatened, and there are no levies, liens or other encumbrances related to Taxes existing or known to the Target Portfolio to be threatened or pending with respect to the Assets of the Target Portfolio;
(q) The Target Portfolio has no actual or potential liability for any Tax obligation of any taxpayer other than itself. The Target Portfolio is not currently and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary tax returns. The Target Portfolio is not a party to any Tax allocation, sharing, or indemnification agreement;
(r) All issued and outstanding shares of the Target Portfolio are, and on the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the Target Entity, and are not, and on the Closing Date will not be, subject to preemptive or objecting shareholder rights. In every state where offered or sold, such offers and sales have been in compliance in all material respects with applicable registration and/or notice requirements of the 1933 Act and state and District of Columbia securities laws.  All of the issued and outstanding shares of the Target Portfolio will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Target Transfer Agent, on behalf of the Target Portfolio.  The Target Portfolio does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the shares of the Target Portfolio, nor is there outstanding any security convertible into any of the Target Portfolio’s shares;
(s) The Target Entity, on behalf of the Target Portfolio, has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action, if any, on the part of the trustees of the Target Entity and, subject to the approval of the shareholders of the Target Portfolio (only with respect to those obligations under this Agreement that are contingent on such shareholder approval) and the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement will constitute a valid and binding obligation of the Target Portfolio, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;
(t) The information relating to the Target Portfolio furnished by the Target Portfolio for use in no-action letters, applications for orders, registration statements, proxy materials and other documents filed or to be filed with any federal, state or local regulatory or self-regulatory authority that are necessary in connection with the transactions contemplated hereby is and will be accurate and complete in all material respects and will comply in all material respects with federal securities laws and regulations thereunder and other applicable laws and regulations applicable thereto;
(u) As of the date of this Agreement or within a certain time thereafter as mutually agreed by the parties, the Target Portfolio has provided the Acquiring Portfolio with all information relating to the Target Portfolio reasonably necessary for the preparation of the N-14 Registration Statement (as defined in Section 5.1(b) hereof), in compliance with the 1933 Act, the 1934 Act and the 1940 Act in connection with the meeting of shareholders of the Target Portfolio to approve this Agreement and the transactions contemplated hereby.  As of the effective date of the N-14 Registration Statement, the date of the meeting of shareholders of the Target Portfolio and the Closing Date, such information provided by any Target Portfolio will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this subparagraph shall not apply to statements in or omissions from the N-14 Registration Statement made in reliance upon and in conformity with information that was furnished by the Acquiring Portfolio for use therein;
(v) The books and records of the Target Portfolio are true and correct in all material respects and contain no material omissions with respect to information required to be maintained under the laws, rules and regulations applicable to the Target Portfolio;
(w) The Target Entity has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Target Portfolio;
(x) The Target Entity has adopted and implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder;
(y) The Target Entity and the Target Portfolio have maintained any material license, permit, franchise, authorization, certification and approval required by any governmental entity in the conduct of its business (the “Licenses and Permits”). Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the knowledge of the Target Entity, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid;
(z) The Target Entity is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code; and
(aa) The Target Portfolio has no unamortized or unpaid organizational fees or expenses.

4.2. The Acquiring Entity, on behalf of the Acquiring Portfolio, represents and warrants to the corresponding Target Entity and Target Portfolio as follows:
(a) The Acquiring Entity a statutory trust duly formed, validly existing, and in good standing under the laws of the State of Delaware, with power under its Governing Documents to own all of its properties and assets and to carry on its business as it is now being, and as it is contemplated to be, conducted and to enter into this Agreement and perform its obligations hereunder. The Acquiring Portfolio is a duly established and designated separate series of the Acquiring Entity;
(b) The Acquiring Entity is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of shares of the Acquiring Portfolio under the 1933 Act are in full force and effect, and will be in full force and effect on the Closing Date, and no action or proceeding to revoke or suspend such registrations is pending, or to the knowledge of the Acquiring Portfolio, threatened;
(c) No consent, approval, authorization, or order of any court, governmental authority or FINRA is required for the consummation by the Acquiring Portfolio of the transactions contemplated herein, except such as have been or will be (at or prior to the Closing Date) obtained under the 1933 Act, the 1934 Act, the 1940 Act and state securities or blue sky laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico) and the Hart-Scott-Rodino Act, each of which, as required, shall have been obtained on or prior to the Closing Date.  No consent of or notice to any other third party or entity is required for the consummation by the Acquiring Portfolio of the transactions contemplated by this Agreement;
(d) The prospectus and statement of additional information of the Acquiring Portfolio to be used in connection with the Reorganization will conform at the time of their use in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(e) The Acquiring Portfolio is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in (i) a material violation of the Acquiring Entity’s Governing Documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Portfolio or the Acquiring Entity is a party or by which it is bound, or (ii) the acceleration of any obligation, or the imposition of any lien, encumbrance, penalty, or additional fee under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Portfolio or the Acquiring Entity is a party or by which it is bound;
(f) Except as otherwise disclosed in writing to and accepted by or on behalf of the Target Portfolio, no litigation or administrative proceeding or investigation of or before any court, tribunal, arbitrator, governmental body, regulatory agency or FINRA is presently pending or, to the Acquiring Portfolio’s knowledge, threatened against the Acquiring Portfolio that, if adversely determined, would materially and adversely affect the Acquiring Portfolio’s financial condition or the conduct of its business or the Acquiring Portfolio’s ability to consummate the transactions contemplated by this Agreement.  The Acquiring Portfolio and the Acquiring Entity, without any special investigation or inquiry, know of no facts that might form the basis for the institution of such proceedings and neither the Acquiring Entity nor the Acquiring Portfolio is a party to or subject to the provisions of any order, decree or judgment of any court, governmental body, regulatory agency or FINRA that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;
(g) The Acquiring Portfolio has not yet commenced operations.  The Reorganization will be structured as a “shell reorganization” subject to U.S. federal income tax treatment under Section 368(a)(1)(F) of the Code.  The Acquiring Portfolio is, and will be at the time of Closing, a new series portfolio of the Acquiring Entity created within the last twelve (12) months, without assets (other than seed capital) or liabilities, formed for the purpose of receiving the Assets and assuming the Liabilities of the Target Portfolio in connection with the Reorganization and, accordingly, the Acquiring Portfolio has not prepared books of account and related records or financial statements or issued any shares except those issued in a private placement to Dimensional or its affiliate to secure any required initial shareholder approvals;
(h) On the Closing Date, all material Tax Returns of the Acquiring Portfolio required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof. To the Acquiring Portfolio’s knowledge, no such Tax Return is currently under audit by any federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Tax Returns; there are no levies, liens or other encumbrances on the Acquiring Portfolio or its assets resulting from the non-payment of any Taxes; and no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending;
(i) The Acquiring Portfolio: (i) was formed for the purpose of the respective Reorganization, (ii) is not (and will not be as of the Closing Date) classified as a partnership, and instead is (and will be as of the Closing Date) classified as an association that is subject to tax as a corporation for federal tax purposes and either has elected (or will timely elect) the latter classification by filing Form 8832 with the Service or is (or will be as of the Closing Date) a “publicly traded partnership” (as defined in Section 7704(b) of the Code) that is treated as a corporation for federal tax purposes, (iii) has not filed any income tax return, and intends to qualify to be a regulated investment company under Subchapter M of the Code for its taxable year which includes the Closing Date, holds and has held no property other than de minimis assets related to its formation or maintenance of its legal status and has and has had no tax attributes other than attributes related to such de minimis assets, and (iv) is a “fund,” as defined in Section 851(g)(2) of the Code, that is treated as a separate corporation under Section 851(g)(1) of the Code.  The Acquiring

Portfolio has no earnings or profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;
(j) The Acquiring Entity, on behalf of the Acquiring Portfolio, has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated herein.  The execution, delivery and performance of this Agreement will have been duly authorized prior to the Closing Date by all necessary action, if any, on the part of the trustees of the Acquiring Entity, on behalf of the Acquiring Portfolio, and subject to the approval of shareholders of the Target Portfolio and the due authorization, execution and delivery of the Agreement by the other parties thereto, this Agreement will constitute a valid and binding obligation of the Acquiring Portfolio, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles;
(k) The shares of the Acquiring Portfolio to be issued and delivered to the Target Portfolio, for the account of the Target Portfolio Shareholders, pursuant to the terms of this Agreement, have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Portfolio shares, and, upon receipt of the Target Portfolio’s Assets in accordance with the terms of this Agreement, will be fully paid and non-assessable by the Acquiring Entity;
(l) The Acquiring Entity has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act relating to the Acquiring Portfolio;
(m) The Acquiring Entity and the Acquiring Portfolio have adopted and implemented written policies and procedures related to insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the 1940 Act and Rule 17j-1 thereunder;
(n) The Acquiring Entity is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;
(o) The Acquiring Portfolio has no unamortized or unpaid organizational fees or expenses for which it does not expect to be reimbursed by Dimensional or its affiliates; and
(p) As of the effective date of the N-14 Registration Statement, the date of the meeting of shareholders of the Target Portfolio and the Closing Date, the information provided by any Acquiring Portfolio for use in the N-14 Registration Statement, including the documents contained or incorporated therein by reference will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this subparagraph shall not apply to statements in or omissions from the N-

14 Registration Statement made in reasonable reliance upon and in conformity with information that was furnished by the Target Portfolio for use therein.
4.3. With respect to each Reorganization, the Target Entity, on behalf of the Target Portfolio, and the Acquiring Entity, on behalf of the Acquiring Portfolio, represents and warrants as follows:
(a) The fair market value of the Acquiring Portfolio’s shares that each Target Portfolio shareholder receives will be approximately equal to the fair market value of the Target Portfolio shares it actually or constructively surrenders in exchange therefor;
(b) The fair market value of the Assets will equal or exceed the Liabilities to be assumed by the Acquiring Portfolio and those to which the Assets are subject;
(c) No expenses incurred by the Target Portfolio or on its behalf in connection with the Reorganization will be paid or assumed by the Acquiring Portfolio or any other third party unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than Acquiring Portfolio shares will be transferred to the Target Portfolio or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and
(d) Immediately following consummation of the Reorganization, other than shares of an Acquiring Portfolio issued to Dimensional or its affiliate representing de minimis assets related to the Acquiring Portfolio’s formation or maintenance of its legal status, (1) the shareholders of the Acquiring Portfolio will own all the Acquiring Portfolio shares and will own those shares solely by reason of their ownership of the Target Portfolio shares immediately before the Reorganization; (2) the Acquiring Portfolio will hold the same assets and will be subject to the Liabilities that the Target Portfolio held or was subject to immediately before the Reorganization; and (3) the amount of all distributions (other than regular, normal dividends) Target Portfolio will make immediately preceding the Reorganization, will, in the aggregate, constitute less than 1% of its net assets.
5.	COVENANTS OF THE ACQUIRING ENTITY AND THE TARGET ENTITY
5.1. With respect to each Reorganization:
(a) The Target Portfolio will (i) operate its business in the ordinary course and substantially in accordance with past practice between the date hereof and the Closing Date, it being understood that, with respect to the Target Portfolio, such ordinary course of business may include purchases and sales of portfolio securities and other instruments, sales and redemptions of the Target Portfolio’s shares, and the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable, and (ii) use its reasonable best efforts to preserve intact its business organization and material assets and maintain the rights, franchises and business and customer relations necessary to conduct the business operations of the Target Portfolio in the ordinary course in all material respects.  The Acquiring Portfolio shall take such actions as are customary to the organization of a new series prior to its commencement of operations.  No party shall take any action that would, or would reasonably be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.
(b) The parties hereto shall cooperate in preparing, and the Acquiring Entity shall file with the Commission, a registration statement on Form N-14 under the 1933 Act, which shall properly register the Acquiring Portfolio shares to be issued in connection with the Reorganization and include an information statement with respect to notification  to the shareholders of the Target Portfolio of the Reorganization (the “N-14 Registration Statement”).  If at any time prior to the Closing Date a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made in respect of the N-14 Registration Statement, such party shall notify each other party, and the parties shall cooperate in promptly preparing and filing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item. The Target Portfolio agrees to mail or otherwise deliver (e.g., by electronic means consistent with applicable regulations governing their use) to its respective shareholders of record entitled to receipt of the information statement, in sufficient time to comply with requirements of the 1934 Act, the prospectus/information statement contained in the N-14 Registration Statement and other documents as are necessary, which each comply in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.
(c) The Target Portfolio covenants that the Acquiring Portfolio’s shares to be issued pursuant to this Agreement are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms of this Agreement.
(d) The Target Entity will assist the Acquiring Portfolio in obtaining such information as the Acquiring Portfolio reasonably requests concerning the beneficial ownership of the Target Portfolio’s shares, and will assist the Acquiring Portfolio in obtaining copies of any books and records of the Target Portfolio from its service providers reasonably requested by the Acquiring Entity.
(e) The Target Entity will provide the Acquiring Portfolio with (i) a statement of the respective tax basis and holding period as of the most recent Tax year end of the Target Portfolio of all investments to be transferred by the Target Portfolio to the Acquiring Portfolio, (ii) a copy (which may be in electronic form) of the shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the backup withholding and nonresident alien withholding certifications, and notices or records on file with the Target Portfolio with respect to each shareholder, for all of the shareholders of record of the Target Portfolio as of the close of business on the Valuation Date, who are to become holders of the Acquiring Portfolio as a result of the transfer of Assets (the “Target Portfolio Shareholder Documentation”), certified by the Target

Transfer Agent or its President or Vice-President to the best of their knowledge and belief, (iii) FASB ASC 740-10 (formerly FIN 48) work papers and supporting statements pertaining to the Target Portfolio relating to any taxable years of the Target Portfolio not closed by the applicable Tax statute of limitations (the “ASC 740-10 Workpapers”), and (iv) the Tax books and records of the Target Portfolio for purposes of preparing any Tax returns required by law to be filed for Tax periods ending after the Closing Date. The information shall be provided at or prior to the Closing.
(f) The Target Portfolio will prepare and deliver to the Acquiring Portfolio at least five (5) business days prior to the Closing Date a statement of the assets and the liabilities of the Target Portfolio as of such date for review and agreement by the parties to determine that the Assets and the Liabilities of the Target Portfolio are being correctly determined in accordance with the terms of this Agreement. The Target Portfolio will deliver at the Closing a statement of Assets and Liabilities of the Target Portfolio as of the Valuation Date, certified by the Treasurer of the Target Entity.
(g) Subject to the provisions of this Agreement, the Acquiring Portfolio and the Target Portfolio will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
(h) As soon as is reasonably practicable after the Closing, the Target Portfolio will make one or more distributions to its shareholders consisting of the shares of the Acquiring Portfolio received at the Closing (and any cash in lieu of fractional shares), as set forth in Section 1.2(d) hereof.
(i) The Acquiring Portfolio and the Target Portfolio shall each use their reasonable best efforts prior to Closing to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement.
(j) The Target Portfolio shall, from time to time, as and when reasonably requested by the Acquiring Portfolio, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action, as the Acquiring Portfolio may reasonably deem necessary or desirable in order to vest in and confirm the Acquiring Portfolio’s title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.
(k) The Acquiring Portfolio shall, from time to time, as and when reasonably requested by the Target Portfolio, execute and deliver or cause to be executed and delivered all such assumption agreements and other instruments, and will take or cause to be taken such further action, as the Target Portfolio may reasonably deem necessary or desirable in order for the Acquiring Portfolio to assume the Target Portfolio’s Liabilities and otherwise to carry out the intent and purpose of this Agreement.
(l) The Acquiring Portfolio will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing Date.
(m) A statement of any capital loss carryovers, for U.S. federal income tax purposes, of the Target Portfolio, as of the most recent Tax year end of the Target Portfolio, along with supporting workpapers providing information regarding any limitations on the use of such capital loss carryovers including information on any built-in gains and built-in losses of the Target Portfolio for purposes of applying applicable limitations on the use of such items under the Code, will be provided by the Target Entity on behalf of the Target Portfolio to the Acquiring Portfolio within sixty (60) days after the Closing Date.
(n) It is the intention of the parties that each Reorganization will qualify as a reorganization with the meaning of Section 368(a) of the Code.  None of the parties to this Agreement shall take any action or cause any action to be taken (including, without limitation the filing of any Tax Return) that is inconsistent with such treatment or results in the failure of a Reorganization to qualify as a reorganization with the meaning of Section 368(a) of the Code.

(o) At or prior to the Closing, the Target Portfolio shall have delivered to the Acquiring Portfolio copies of: (i) the federal, state and local income Tax returns filed by or on behalf of the Target Portfolio for the prior three (3) taxable years; and (ii) any of the following that have been issued to or for the benefit of the Target Portfolio and which have continuing relevance: (a) rulings, determinations, holdings or opinions issued by any federal, state, local or foreign Tax authority and (b) legal opinions.
6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE TARGET ENTITY
6.1. With respect to each Reorganization, the obligations of the Target Entity, on behalf of the Target Portfolio, to consummate the transactions provided for herein shall be subject to the performance, or to the extent legally permissible, the Target Entity’s waiver, of the obligations to be performed by the Acquiring Portfolio hereunder on or before the Closing Date and, in addition thereto, the following conditions:
(a) All representations and warranties of the Acquiring Portfolio and the Acquiring Entity contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Time, with the same force and effect as if made on and as of the Closing Time;
(b) The Acquiring Entity shall have delivered to the Target Portfolio as of the Closing Time a certificate executed in its name by its President or Vice President and Treasurer, in form and substance reasonably satisfactory to Target Portfolio and dated as of the Closing Date, to the effect that the representations and warranties of or with respect to the Acquiring Portfolio made in this Agreement are true and correct at and as of the Closing Time, except as they may be affected by the transactions contemplated by this Agreement;

(c) The Acquiring Entity and the Acquiring Portfolio shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Entity and the Acquiring Portfolio, on or before the Closing Time;
(d) The Target Portfolio and the Acquiring Portfolio shall have agreed on the number of shares of the Acquiring Portfolio to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.2 hereto;
(e) As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that the Acquiring Portfolio is contractually obligated to pay for services provided to the Acquiring Portfolio from those described in the N-14 Registration Statement;
(f) The Target Entity shall have received from the Target Transfer Agent a certificate stating that it has received from the Acquiring Entity the number of shares of the Acquiring Portfolio equal in value to the value of the shares of the Target Portfolio as of the time and date set forth in Section 3; and
(g) The Target Entity shall have received on the Closing Date the opinion of Stradley Ronon Stevens & Young, LLP (“Stradley Ronon”), counsel to the Acquiring Entity (which may rely on certificates of officers or trustees of the Acquiring Entity), dated as of the Closing Date, covering the following points:
(i) The Acquiring Entity is a statutory trust duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the trust power to own all of the Acquiring Portfolio’s properties and assets and to carry on its business, including that of the Acquiring Portfolio, as a registered investment company;
(ii) The Acquiring Entity is a registered investment company classified as a management company of the open-end type with respect to each series of shares it offers, including the Acquiring Portfolio, under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;
(iii) The Agreement has been duly authorized by the Acquiring Entity on behalf of the Acquiring Portfolio and, assuming due authorization, execution and delivery of the Agreement by the Target Entity, the Target Portfolio, and Dimensional, is a valid and binding obligation of the Acquiring Entity, on behalf of the Acquiring Portfolio, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equity principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing;

(iv) The Acquiring Portfolio shares to be issued to the Target Portfolio as provided by this Agreement are duly authorized, upon such delivery will be validly issued and upon receipt of the Target Portfolio’s Assets will be fully paid and  non-assessable by the Acquiring Entity and no shareholder of an Acquiring Portfolio has any preemptive rights to subscription or purchase in respect thereof; and
(v) The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquiring Entity’s Governing Documents or a breach or default under any material contract, agreement, instrument or other document pertaining to, or material to the business or financial condition of, the Acquiring Portfolio, or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any such agreement.
7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ENTITY
7.1. With respect to each Reorganization, the obligations of the Acquiring Entity, on behalf of the Acquiring Portfolio, to consummate the transactions provided for herein shall be subject to the performance, or to the extent legally permissible, the Acquiring Portfolio’s waiver, of the obligations to be performed by the Target Portfolio hereunder on or before the Closing Date and, in addition thereto, the following conditions:
(a) All representations and warranties of the Target Entity and the Target Portfolio contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Time, with the same force and effect as if made on and as of the Closing Time;
(b) The Target Entity, on behalf of the Target Portfolio, shall have delivered to the Acquiring Entity (i) a statement of the Target Portfolio’s Assets and Liabilities, as of the Valuation Date, certified by the Treasurer of the Target Entity, (ii) the Target Portfolio Shareholder Documentation, (iii) in electronic form, to the extent permitted by applicable law, all information pertaining to, or necessary or useful in the calculation or demonstration of, the investment performance of the Target Portfolio, (iv) the ASC 740-10 Workpapers, and (v) a statement of any capital loss carryovers as of the most recent Tax year end of the Target Portfolio along with supporting workpapers providing information regarding any limitations on the use of such capital loss carryovers including information on any built-in gains and built-in losses of the Target Portfolio for purposes of applying applicable limitations on the use of such items under the Code.  The information shall be provided on the Closing Date;
(c) The Target Entity shall have delivered to the Acquiring Entity as of the Closing Time a certificate executed in its name by its President or Vice President and Treasurer, in form and substance satisfactory to the Acquiring Portfolio and dated as of the Closing Date, to the effect that the representations and warranties of or with respect to the Target Portfolio made in this Agreement are true and correct at and as of the Closing Time;

(d) The Target Custodian and the Target Transfer Agent shall have delivered the certificates contemplated by Sections 3.2(b), 3.2(d) of this Agreement, respectively, and the Target Transfer Agent or the Target Portfolio’s President or Vice President shall have delivered the certificate contemplated by Section 5.1(e) of this Agreement, each duly executed by an authorized officer of the Target Custodian, the Target Transfer Agent, the Target Portfolio’s President or the Target Portfolio’s Vice President, as applicable;
(e) The Target Entity and the Target Portfolio shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Target Entity and the Target Portfolio, on or before the Closing Time;
(f) The Target Portfolio and the Acquiring Portfolio shall have agreed on the number of shares of the Acquiring Portfolio set forth on Exhibit A hereto to be issued in connection with the Reorganization after such number has been calculated in accordance with Section 1.2 hereto;
(g) Unless the Target Portfolio has been advised by the Acquiring Portfolio that the Acquiring Portfolio will deliver an opinion of counsel that the Reorganization qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, the Target Portfolio shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (A) all of Target Portfolio’s investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended prior to the Closing Date and all of such investment company taxable income for the short taxable year beginning on the first day of its current taxable year and ending on the Closing Date and (B) all of Target Portfolio’s net capital gain recognized in its taxable year ended prior to the Closing Date and all of any such net capital gain recognized in the short taxable year beginning on the first day of its current taxable year and ending on the Closing Date (in each case after reduction for any capital loss carryover);
(h) The Target Entity shall have duly executed and delivered to the Acquiring Entity, on behalf of the Target Portfolio, such bills of sale, assignments, certificates and other instruments of transfer, including transfer instructions to the Target Custodian and instructions to the Acquiring Portfolio’s transfer agent as the Acquiring Entity may reasonably deem necessary or desirable to evidence the transfer to the Acquiring Portfolio by the Target Portfolio all of the right, title and interest of the Target Portfolio in and to the respective Assets of the Target Portfolio. In each case, the Assets of the Target Portfolio shall be accompanied by all necessary state stock transfer stamps or cash for the appropriate purchase price therefor;
(i) The Acquiring Entity shall have received at the Closing: (i) a certificate of an authorized signatory of the Target Custodian stating that the Assets of the Target Portfolio have been delivered to the Acquiring Portfolio; (ii) a certificate of an authorized signatory from the custodian for the Acquiring Portfolio stating that the Assets of the Target Portfolio have been received; (iii) a certificate of an authorized officer of the Target

Transfer Agent confirming that the transfer agent has delivered its records containing the names and addresses of the record holders of the Target Portfolio’s shares and the number and percentage (to four decimal places) of ownership of the Target Portfolio owned by each such holder as of the Valuation Date; and (iv) the Tax books and records of the Target Portfolio, including but not limited to, for purposes of preparing any Tax Returns required by law to be filed after the Closing Date;
(j) As of the Closing Date, there shall have been no material change in the investment objectives, policies and restrictions or any increase in the investment management fee rate or other fee rates that the Target Portfolio is contractually obligated to pay for services provided to the Target Portfolio from those described in the N-14 Registration Statement; and
(k) The Acquiring Entity shall have received on the Closing Date an opinion of counsel of Stradley Ronon Stevens & Young, LLP (“Stradley Ronon”), counsel to the Target Entity (which may rely on certificates of officers or trustees of the Target Entity), dated as of the Closing Date, covering the following points:
(i) The Target Entity is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the power under its Governing Documents to own all of Target Portfolio’s properties and assets, and to conduct its business, including that of the Target Portfolio, as described in its organizational documents or in the most recently filed registration statement of the Target Portfolio;
(ii) The Target Entity is a registered investment company classified as a management company of the open-end type with respect to itself and, if applicable, each series of shares it offers, including the Target Portfolio, under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;
(iii) The Agreement has been duly authorized by the Target Entity on behalf of Target Portfolio and, assuming due authorization, execution and delivery of the Agreement by the Acquiring Entity and the Acquiring Portfolio, is a valid and binding obligation of the Target Entity, on behalf of the Target Portfolio, enforceable against the Target Entity in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equity principles (whether considered in a proceeding in equity or at law) and to an implied covenant of good faith and fair dealing; and
(iv) The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of, as appropriate, the Target Entity’s Governing Documents or a breach or default under any material contract, agreement, instrument or other document pertaining to, or material to the business or financial condition of, the Target Portfolio, or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any such agreement.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING ENTITY AND THE TARGET ENTITY
With respect to each Reorganization, if any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Target Portfolio or the Acquiring Portfolio, the Acquiring Entity or Target Entity, respectively, shall, at its option, not be required to consummate the transactions contemplated by this Agreement:
8.1. The Agreement and transactions contemplated herein shall have been approved by the board of directors of the Target Entity and the board of trustees of the Acquiring Entity and each party shall have delivered to the other party a copy of the resolutions approving this Agreement and the transactions contemplated in connection herewith adopted by such party’s board of directors/trustees, certified by the secretary or equivalent officer. Notwithstanding anything herein to the contrary, neither the Target Portfolio nor the Acquiring Portfolio may waive the conditions set forth in this Section 8.1;
8.2. On the Closing Date, no action, suit or other proceeding shall be pending or, to the Target Entity’s or the Acquiring Entity’s knowledge, threatened before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;
8.3. All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Acquiring Portfolio or Target Portfolio to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not result in a material adverse effect on the Acquiring Portfolio or the Target Portfolio, provided that either party hereto may for itself waive any of such conditions;
8.4. The N-14 Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act;
8.5. The Target Entity and the Acquiring Entity shall have received on or before the Closing Date an opinion of Stradley Ronon in form and substance reasonably acceptable to the Target Entity and the Acquiring Entity, as to the matters set forth on Schedule 8.5.  In rendering such opinion, Stradley Ronon may request and rely upon representations contained in certificates of officers of the Target Entity, the Acquiring Entity and others, and the officers of the Target Entity and the Acquiring Entity shall use their best efforts to make available such truthful certificates.  Such opinion shall contain such limitations as shall be in the opinion of Stradley Ronon appropriate to render the opinions expressed therein.  Subject to receipt of the certificates referenced in this Section 8.5 and absent a change of law or change of fact between the date of this Agreement and the Closing, the Acquiring Portfolio agrees that such opinion shall state that the Reorganization will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code.  Notwithstanding anything herein to the contrary, neither the Acquiring Entity nor the Target Entity may waive the conditions set forth in this paragraph 8.5.

9.	BROKERAGE FEES AND EXPENSES
9.1. The parties hereto represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.
9.2. With respect to a Reorganization, the Target Portfolio will bear all of the expenses relating to the Reorganizations whether or not the Reorganization is consummated. The costs of a Reorganization shall include, but not be limited to, costs associated with obtaining any necessary order of exemption from the 1940 Act, if any, terminating any existing agreements or contracts to which the Target Entity is a party (including any penalties payable in connection with such termination), preparation, printing and distribution of the N-14 Registration Statement for the Reorganization (including the information statement/prospectus contained therein), legal fees and accounting fees.
10.	COOPERATION AND EXCHANGE OF INFORMATION
With respect to each Reorganization, prior to the Closing and for a reasonable time thereafter, the Target Entity and the corresponding Acquiring Entity will provide each other and their respective representatives with such cooperation, assistance and information as is reasonably necessary (i) for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, or (ii) for any financial accounting purpose.  Each such party or their respective agents will retain until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired all returns, schedules and work papers and all material records or other documents relating to Tax matters and financial reporting of tax positions of the Target Portfolio and the Acquiring Portfolio for its taxable period first ending after the Closing of the applicable Reorganization and for all prior taxable periods for which the statute of limitation had not run at the time of the Closing, provided that a Target Entity shall not be required to maintain any such documents that it has delivered to the Acquiring Portfolio.
11.	INDEMNIFICATION
11.1. With respect to a Reorganization, the applicable Acquiring Entity, out of the assets of the Acquiring Portfolio, agrees to indemnify and hold harmless the Target Entity and each of the Target Entity’s officers and trustees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which, jointly and severally, the Target Entity or any of its trustees or officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Acquiring Entity, on behalf of the Acquiring Portfolio, of any of its representations, warranties, covenants or agreements set forth in this Agreement.  This indemnification obligation shall survive the termination of this Agreement and the closing of the Reorganization.
11.2. With respect to a Reorganization, the applicable Target Entity, out of the assets of the Target Portfolio, agrees to indemnify and hold harmless the applicable Acquiring Entity and its officers and trustees from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which, jointly and severally, the Acquiring Entity or any of its trustees or officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any breach by the Target Entity, on behalf of the Target Portfolio, of any of its representations, warranties, covenants or agreements set forth in this Agreement.  This indemnification obligation shall survive the termination of this Agreement and the closing of the Reorganization.
12.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES AND COVENANTS
12.1. Each party agrees that no party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.
12.2. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder.  The covenants to be performed after the Closing shall survive the Closing.
13.	TERMINATION
In addition, this Agreement may be terminated and the transactions contemplated hereby may be abandoned with respect to one or more (or all) Reorganizations at any time prior to the Closing Date by:  (i) resolution of the either the board of trustees of the Acquiring Entity or the board or directors of the Target Entity if circumstances should develop that, in the opinion of that board, make proceeding with the Agreement not in the best interests of the shareholders of the Acquiring Portfolio or the Target Portfolio, respectively; (ii) mutual agreement of the parties; (iii) either the Acquiring Entity or the Target Entity if the Closing shall not have occurred on or before August 31, 2021; unless such date is extended by mutual agreement of the Acquiring Entity and the Target Entity; or (iv) any party if one or more other parties shall have materially breached its obligations under this Agreement or made a material misrepresentation herein or in connection herewith which would render a condition set forth in this Agreement unable to be satisfied.  In the event of any such termination, this Agreement shall become void and there shall be no liability hereunder on the part of any party or their respective directors/trustees or officers, except for (a) any such material breach or intentional misrepresentation or (b) the parties’ respective obligations under Sections 9.2 and 11, as to each of which all remedies at law or in equity of the party adversely affected shall survive.
14.	AMENDMENTS
This Agreement may be amended, modified or supplemented in a writing signed by the parties hereto to be bound by such Amendment; provided, however, that following dissemination of the information statement,  no such amendment may have the effect of changing the provisions for determining the number of shares of the Acquiring Portfolio to be issued to the shareholders of the Target Portfolio under this Agreement to the detriment of such shareholders without their further approval.

15.	NOTICES
Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery, personal service or prepaid or certified mail addressed to:
For the Target Entity:
DFA Investment Dimensions Group Inc.
6300 Bee Cave Road
Building One
Austin, Texas 78746
For the Acquiring Entity:
Dimensional ETF Trust
6300 Bee Cave Road
Building One
Austin, Texas 78746

16.	HEADINGS; GOVERNING LAW; COUNTERPARTS; ASSIGNMENT; LIMITATION OF LIABILITY
16.1. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
16.2. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to its principles of conflicts of laws.
16.3. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.
16.4. This agreement may be executed in any number of counterparts, each of which shall be considered an original.
16.5. The Target Entity is a Maryland Corporation organized in series of which each Target Portfolio constitutes one such series. With respect to each Reorganization, the Target Entity is executing this Agreement on behalf of the Target Portfolio only. Pursuant to the Amended and Restated Articles of Incorporation of the Target Entity and Maryland General Corporation Law, there is a limitation on liability of each series such that (a) the debts, liabilities, obligations and expenses incurred, contracted or otherwise existing with respect to the Target Portfolio are enforceable against the assets of that Target Portfolio only, and not against the assets of the Target

Entity generally or the assets of any other series thereof, and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Target Entity generally or with respect to any other series thereof are enforceable against the assets of such Target Portfolio.
16.6. It is expressly agreed that the obligations of the parties hereunder shall not be binding upon any of their respective directors or trustees, shareholders, nominees, officers, agents, or employees personally, but, except as provided in Sections 9.2, 11.1 and 11.2 hereof, shall bind only the property of the applicable Target Portfolio or the applicable Acquiring Portfolio as provided in the Governing Documents of the applicable Target Entity or the applicable Acquiring Entity, respectively.  The execution and delivery by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of such party.
17.	PUBLICITY/CONFIDENTIALITY
The parties shall cooperate on determining the manner in which any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein are made, provided that nothing herein shall prevent either party from making such public announcements as may be required by law, in which case the party issuing such statement or communication shall use all reasonable commercial efforts to advise the other party prior to such issuance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be approved on behalf of the Acquiring Portfolio and Target Portfolio.

DFA Investment Dimensions Group Inc., on behalf of its series identified on Exhibit A hereto By: /s/ Ryan P. Buechner Name: Ryan P. Buechner Title: Vice President and Assistant Secretary	Dimensional ETF Trust, on behalf of its series identified on Exhibit A hereto By: /s/ Ryan P. Buechner Name: Ryan P. Buechner Title: Vice President and Assistant Secretary

EXHIBIT A

CHART OF REORGANIZATIONS

Acquiring Entity and Acquiring Portfolios	Corresponding Target Entity and Target Portfolios

Dimensional ETF Trust	DFA Investment Dimensions Group Inc.
Dimensional U.S. Equity ETF	Tax-Managed U.S. Equity Portfolio
Dimensional U.S. Small Cap ETF	Tax-Managed U.S. Small Cap Portfolio
Dimensional U.S. Targeted Value ETF	Tax-Managed U.S. Targeted Value Portfolio
Dimensional U.S. Core Equity 2 ETF	T.A. U.S. Core Equity 2 Portfolio

Schedule 8.5
Tax Opinions

With respect to each Reorganization:
(i) The acquisition by the Acquiring Portfolio of all of the Assets of the Target Portfolio, as provided for in the Agreement, in exchange for Acquiring Portfolio shares and the assumption by the Acquiring Portfolio of the Liabilities of the Target Portfolio, followed by the distribution by the Target Portfolio to its shareholders of the Acquiring Portfolio shares in complete liquidation of the Target Portfolio, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Portfolio and the Acquiring Portfolio each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.
(ii) No gain or loss will be recognized by the Target Portfolio upon the transfer of all of its Assets to, and assumption of its Liabilities by, the Acquiring Portfolio in exchange solely for Acquiring Portfolio shares pursuant to Section 361(a) and Section 357(a) of the Code.
(iii) No gain or loss will be recognized by the Acquiring Portfolio upon the receipt by it of all of the Assets of the Target Portfolio in exchange solely for the assumption of the Liabilities of the Target Portfolio and issuance of the Acquiring Portfolio shares pursuant to Section 1032(a) of the Code.
(iv) No gain or loss will be recognized by the Target Portfolio upon the distribution of the Acquiring Portfolio shares by the Target Portfolio to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.
(v) The tax basis of the Assets of the Target Portfolio received by the Acquiring Portfolio will be the same as the tax basis of such Assets in the hands of the Target Portfolio immediately prior to the transfer pursuant to Section 362(b) of the Code.
(vi) The holding periods of the Assets of the Target Portfolio in the hands of the Acquiring Portfolio will include the periods during which such Assets were held by the Target Portfolio pursuant to Section 1223(2) of the Code.
(vii) No gain or loss will be recognized by the shareholders of the Target Portfolio upon the exchange of all of their Target Portfolio shares for the Acquiring Portfolio shares pursuant to Section 354(a) of the Code.
(viii) The aggregate tax basis of the Acquiring Portfolio shares to be received by each shareholder of the Target Portfolio will be the same as the aggregate tax basis of Target Portfolio shares exchanged therefor pursuant to Section 358(a)(1) of the Code.
(ix) The holding period of Acquiring Portfolio shares received by a shareholder of the Target Portfolio will include the holding period of the Target Portfolio shares exchanged therefor, provided that the shareholder held Target Portfolio shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.
(x) For purposes of Section 381 of the Code, the Acquiring Portfolio will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the Income Tax Regulations, the items of Target Portfolio described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and, if applicable, the Income Tax Regulations promulgated thereunder.
This opinion does not address the tax consequences of the Reorganization to contracts or securities on which gain or loss is recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.